Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

February 16, 2021

MICT, Inc.
28 West Grand Avenue, Suite 3
Montvale, New Jersey 07645

Re:	Registration Statement on Form S-3 (333-248602)

Ladies and Gentlemen:

We have acted as counsel to MICT, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated September 4, 2020 (the “Base Prospectus”) and the prospectus supplement dated February 11, 2021 (the Base Prospectus and the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of 22,471,904 immediately separable units (each, a “Unit”), with each Unit consisting of (i) one share (each, a “Share”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) one Series A warrant to purchase one share of Common Stock (each a “Series A Warrant” and each share of Common Stock underlying a Series A Warrant, a “Series A Warrant Share”) and (iii) 0.5 Series B warrants to purchase one share of Common Stock ((each a “Series B Warrant” and together with the Series A Warrants, the “Warrants”) and (each share of Common Stock underlying a Series B Warrant, a “Series B Warrant Share” and together with a Series A Warrant Share, a “Warrant Share”)). The Units, Shares, Warrants and the Warrant Shares are covered by the Registration Statement and we understand that the Units, Shares, Warrants and the Warrant Shares are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, we are of the opinion that:

1. Units. When issued and paid for as described in the Prospectus, the Units will be legally binding obligations of the Company, enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant; and (e) with respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the number of may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued.

2. Common Stock. When issued and paid for as described in the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

3. Warrants. When issued and paid for as described in the Prospectus, the Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant; (e) with respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued and (f) we have assumed the Exercise Price (as defined in the Warrant) will not be adjusted to an amount below the par value per share of the Common Stock.

4. Warrant Shares. When issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the Exercise Price therefor, in accordance with and in the manner described in the Prospectus, the Warrants and the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on February 16, 2021, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Act, or the related rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP